Exhibit 1.1

February 13, 2020

Mr. Dennis L. Smith

Chief Executive Officer

Remembrance Group, Inc.

365 5th Ave South, Suite 201

Naples, FL 34102

Re:	Engagement Agreement Dear Dennis:

This engagement letter agreement (this “Agreement”) sets forth the terms under which Digital Offering LLC, a FINRA and SEC registered broker-dealer (“we” or “Digital Offering”), is being engaged to act as the managing broker dealer for Remembrance Group, Inc (“you” or the “Company” and, together with Digital Offering, the “Parties”) in connection with a proposed best efforts Regulation A offering by the Company of its Series A Preferred Stock (the “Securities”).

The terms of our engagement are as follows:

1. The Offering.

(a) We will seek to assist you to raise capital through a Regulation A, Tier II offering (the “Offering”) of the Securities to accredited and non-accredited investors (the “Investors”) in an exempt transaction under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). We expect that the Offering will result in gross proceeds to the Company of up to $12 million. The actual terms and amount of the Offering will depend on market conditions, and will be subject to negotiation between the Company, Digital Offering and the prospective investors.

(b) The Company expressly acknowledges that: (i) the Offering will be undertaken on a “best efforts” basis, (ii) Digital Offering will not be required to purchase any Securities from the Company, and (iii) the execution of this Agreement does not constitute a commitment by Digital Offering to consummate any transaction contemplated hereunder and does not ensure a successful Offering or the ability of Digital Offering to secure any financing on behalf of the Company.

DIGITAL OFFERING LLC,

1121 GLENNEYRE STREET, LAGUNA BEACH, CA 92651

TEL – (866) 209 1955

WEBSITE – WWW.DIGITALOFFERING.COM

MEMBER FINRA/SIPC

(c) During the Term (as defined below), the Company and its affiliates agree not to solicit, negotiate with or enter into any agreement with any other source of financing (whether equity, debt or otherwise (but excluding loans incurred in the ordinary course of the Company’s business from commercial banking institutions without an equity component, which shall be permissible), any investment banking firm, placement agent, financial advisor, intermediary or any other person or entity in connection with an offering of the Company’s Securities or any other financing by the Company. The Company represents and warrants that the execution, delivery and performance of this Agreement does not violate the terms of any agreement or understanding to which you or your affiliates are a party or to which you or your affiliates are bound with any other person or entity.

(d) You acknowledge that we may ask other FINRA and SEC member broker-dealers to participate as soliciting dealers (“Soliciting Dealers”) for the Offering. Upon appointment of any such Soliciting Dealer, we shall be permitted to reallocate all or part of our fees and expense allowance as described below. Such Soliciting Dealer shall automatically receive the benefits of this Agreement (excluding any right to receive any Placement Fee or other consideration), including the indemnification rights provided for herein upon their execution of a soliciting dealer agreement (the “Soliciting Dealer Agreement”) with us that confirms that such Soliciting Dealer is entitled to the benefits of this Agreement, including the indemnification rights provided for herein. Unless otherwise agreed to by the Company, the Company will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any Soliciting Dealers retained by Digital Offering. The Soliciting Dealer Agreement shall be in such form as we reasonably determine.

2. Fees and Expenses.

(a) As compensation to Digital Offering for its services hereunder, the Company agrees to pay Digital Offering, concurrently with each closing of the Offering, a cash placement fee (the “Placement Fee”) equal to 7% of the gross proceeds of such closing. In addition, on the date of each closing of the Offering, the Company will issue to Digital Offering a five-year placement agent warrant (each, an “Agent Warrant”) for the purchase of a number of shares of Series A Preferred Stock of the Company equal to the quotient of (i) two percent (2%) of the gross proceeds of such closing divided by (ii) the price per share paid by investors for Securities sold at such closing. Each Agent Warrant will have an exercise price per share equal to the price per share paid by investors in the Offering. Each Agent Warrant will contain customary terms and conditions and will be registered under the offering statement for the Offering. Digital Offering understands and agrees that there are significant restrictions pursuant to Financial Industry Regulatory Authority, or FINRA Rule 5110 against transferring the Agent Warrant and the underlying Securities during the one hundred eighty (180) days after the qualification date of the offering statement for the Offering and, by its acceptance thereof, shall agree that it will not sell, transfer, assign, pledge or hypothecate the Agent Warrant, or any portion thereof, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period of one hundred eighty (180) days following the qualification date of the offering statement for the Offering to anyone other than (i) an underwriter or selected dealer in connection with the Offering or (ii) a bona fide officer or partner of Digital Offering or of any underwriter or selected dealer; and only if any such transferee agrees to the foregoing lock-up restrictions.

(b) The Company will be responsible for paying or reimbursing Digital Offering for all of its reasonable documented out-of-pocket expenses related to the Offering including, without limitation, legal fees, travel expenses, photocopying, background checks, due diligence reports, and courier services, all of which shall be subject to a cap of $30,000. Except for the retainer amount, subject to the expense reimbursement cap set forth above, Digital Offering’s unreimbursed out-of-pocket expenses shall be paid at each closing and out of the proceeds of the Offering or upon termination of this engagement by the Company or Digital Offering. In addition, the Company will split with Cambria the 1% processing fee that will come from each closing of the Offering payable to Folio Investments, Inc. who the clearing firm for Cambria Capital, LLC. For the avoidance of doubt, the Company shall be responsible for paying only 50% of the 1% processing fee that will come from each closing of the Offering payable to Folio Investments, Inc.

(c) The Company will pay a $15,000 refundable retainer to Digital Offering within five days of executing this Agreement. This retainer will be used to cover actual expenses incurred by Digital Offering in connection with the Offering as part of the $30,000 expense reimbursement cap. Upon the termination of this Agreement for any reason, Digital Offering will return to the Company the unused portion of such retainer.

(d) In addition, the Company shall pay for fees and expenses incurred by it in connection with the Offering, including without limitation, (i) all filing fees and communication expenses relating to the qualification of the Securities to be sold in the Offering with the Securities and Exchange Commission (the “Commission”) and the filing of the offering materials with the Financial Industry Regulatory Authority (“FINRA”) under FINRA Rule 5110, (ii) the costs of all mailing and printing of the Offering documents, the Offering Statement (as defined below), the Offering Circular (as defined below) and all amendments, supplements and exhibits thereto and as many preliminary and final Offering Circulars as Digital Offering may reasonably deem necessary, (iii) the costs of preparing, printing and delivering electronic certificates representing such Securities; (iv) the costs and expenses of the transfer agent for such Securities; and (v) the costs and expenses of the Company’s accountants and the fees and expenses of the Company’s legal counsel and other agents and representatives.

(e) Upon the execution of this Agreement, Digital Offering shall obtain background checks on the Company’s officers, directors and significant stockholders and obtain a due diligence report from FactRight or a similar third party due diligence service provider. The expenses for the background check and due diligence report are expected to be approximately $15,000 in the aggregate. Digital Offering shall apply the retainer against these expenses and shall be included in determining whether the $30,000 expense reimbursement cap has been met. Digital Offering’s engagement with these service providers will permit Digital Offering to rely on these reports.

(f) The Company will be required to make the Offering available online for investors through the My IPO platform, which is a division of Cambria Capital LLC, an affiliate of Digital Offering (“Cambria”). Cambria is an SEC registered broker-dealer that is a FINRA member and member of SIPC. The My IPO platform is an online deal marketing, investor outreach and technology platform that makes the process of investing simple. Cambria will handle all KYC, CIP, AML, OFAC for investors participating under the My IPO platform. Through the My IPO platform, Cambria will provide for electronic subscriptions and account set up. At each closing investor funds are journaled from each funded customer’s My IPO brokerage account to the Company’s My IPO brokerage account, then the Company may wire these funds from its My IPO brokerage account to its operating bank account. Each investor will have an online brokerage account with My IPO. The Securities shall be deposited into each Investor’s brokerage account with My IPO at closing electronically by the Company’s transfer agent.

The fees payable by investors on the My IPO platform are currently as follows:

•	Stock Deposit and Issuance Fees: None

•	Online Trade Fees (for public companies): $10

•	Broker Assisted Trade Fees (for public companies): $50

•	No fees to establish or maintain an individual brokerage account

(g) All fees and any other amounts payable hereunder are payable in U.S. dollars, free and clear of any United States or foreign withholding taxes or deductions, and shall be payable to an account designated by Digital Offering.

3. Term of Engagement; Relationship of Parties.

(a) The term of Digital Offering’s engagement hereunder (the “Term”) shall commence on the mutual execution of this Agreement and end on the earlier to occur of: (i) the final closing of the Offering and (ii) ten (10) business days after either party gives the other written notice of termination hereunder. For the avoidance of doubt, either Digital Offering or the Company may terminate this Agreement at any time on 10 days’ prior written notice. Upon termination, we will be entitled to collect all fees, if any, earned through the date of termination, and the Company will pay or reimburse Digital Offering for its out-of-pocket expenses, subject to Section 2, including, but not limited to, the $30,000 expense reimbursement cap set forth in Section 2(b) thereof. The Company agrees that: (a) any termination or completion of Digital Offering’s engagement hereunder shall not affect the Company’s obligation to indemnify Digital Offering, the Soliciting Dealers and the affiliates of Digital Offering and the Soliciting Dealers as provided for herein, (b) any termination of Digital Offering’s engagement hereunder shall not affect the Company’s obligation to pay fees as provided for in Section 3(b) hereof; and (c) any termination of Digital Offering’s engagement hereunder shall not affect the Company’s obligation to pay fees and reimburse the expenses accruing prior to such termination as provided for herein.

(b) Notwithstanding any termination of this Agreement pursuant to the terms hereof or otherwise, if at any time after the termination of this agreement and on or before the six (6) month period following the termination of this Agreement (the “Residual Period”), the Company enters into a definitive commitment relating to the sale of Securities to any person or entity (including such person or entity’s affiliates, and each of its and such affiliates’ respective equity holders, officers, directors, employees, consultants, agents) (i) that Digital Offering introduced to the Company, (ii) with whom Digital Offering had substantive communications with on behalf of the Company, and (iii) who is expressly identified in a written list of potential investors provided by Digital Offering to the Company within fourteen (14) days after the termination of this Agreement, the Company shall pay to Digital Offering fees in accordance with the terms and provisions of Section 2(a) hereof.

(c) Nothing contained in this Agreement shall be construed to place Digital Offering and the Company in the relationship of partners or joint ventures. Neither Digital Offering nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. The Company’s engagement of Digital Offering is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, employees or creditors of the Company) as against Digital Offering or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. Digital Offering, in performing its services hereunder, shall at all times be an independent contractor. No promises or representations have been made, except as expressly set forth in this Agreement, and the parties have not relied on any promises or representations except as expressly set forth in this Agreement. Nothing contained herein should be construed as creating any fiduciary duties between the Company and Digital Offering.

4. Right to Bid. The Company agrees that if, but only if, the Offering generates gross proceeds to the Company of $12,000,000, the Company shall provide Digital Offering the right to bid for six (6) months from the date of the consummation of the Offering to act as financial advisor or to act as joint financial advisor on at least equal economic terms on any offering of debt or equity securities (collectively, “Future Services”). If the Company notifies Digital Offering of its intention to pursue an activity that would enable Digital Offering to exercise its right to bid to provide Future Services, Digital Offering shall notify the Company of its election to provide such Future Services, including notification of the compensation and other terms to which Digital Offering claims to be entitled, within fourteen (14) days of written notice by the Company. In the event the Company engages Digital Offering to provide such Future Services, Digital Offering will be compensated on a basis to be mutually agreed upon.

5. Offering Materials; Underwriting Agreement; Representations and Warranties.

(a) If the proposed Offering is a Regulation A offering, the Company shall, as soon as practicable following the date hereof, prepare and file with the Commission and the appropriate state securities authorities, an Offering Statement on Form 1-A (the “Offering Statement”) under the Securities Act, and an Offering Circular included therein (the “Offering Circular”) covering the Securities to be sold in the Offering. The Offering Statement (including the Offering Circular therein), and all amendments and supplements thereto, will be in form satisfactory to Digital Offering and counsel to Digital Offering and will contain such interim and other financial statements and schedules as may be required by the Securities Act and rules and regulations of the Commission thereunder. Digital Offering and its counsel shall be given the opportunity to make such review and investigation in connection with the Offering Statement and the Company as they deem desirable. No proceeds from the Offering will be used to pay outstanding loans owed by the Company to any Company officers, directors or stockholders or to redeem any securities of the Company.

(b) You hereby represent, warrant and agree with Digital Offering that upon qualification of the Offering Statement, the Offering Circular will comply with the Securities Act, Regulation A promulgated thereunder and any other rules and regulations (as applicable) of the Commission (the “Rules and Regulations”), and the Offering Circular and any and all authorized printed sales literature or other sales materials prepared and authorized by the Company for use with potential investors in connection with the Offering (“Authorized Sales Materials”), including without limitation, all testing the waters material under Rule 255, when used in conjunction with the Offering Circular, will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing provisions of this Section 5(b) will not extend to such statements contained in or omitted from the Offering Circular or Authorized Sales Materials as are primarily within the knowledge of Digital Offering and are based upon information furnished by Digital Offering in writing to the Company specifically for inclusion therein.

(c) You hereby authorize Digital Offering to transmit to the prospective Investors the Offering Circular and Authorized Sales Materials. The Company will advise Digital Offering immediately of the occurrence of any event or any other change known to the Company which results in the Offering Statement, including the Offering Circular, or the Authorized Sales Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

(d) The Company further agrees that Digital Offering may rely upon, and shall be a third-party beneficiary of, the representations and warranties and applicable covenants and agreements made to the Investors in connection with the Offering.

6. Conditions to the Initial Closing of the Offering. The Offering shall be conditioned upon, among other things, the following:

(a) Satisfactory completion by Digital Offering of its due diligence investigation and analysis of: (i) the Company’s business, prospects, industry, financial condition and its arrangements with its officers, directors, employees, affiliates, customers and suppliers, (ii) the audited historical financial statements of the Company as required by the SEC (including any relevant stub period reviews), and (iii) the Company’s projected financial results for the fiscal year ending December 31, 2018 and 2019;

(b) Approval of the Offering by Digital Offering’s and Cambria’s respective investment committees;

(c) FINRA shall not have finally determined that the compensation payable to Digital Offering hereunder is unreasonable under FINRA Rule 5110;

(d) Neither the Company nor any of its affiliates has, either prior to the initial filing or the qualification date of the Offering Statement, made any offer or sale of any securities which are required to be “integrated” pursuant to the Securities Act or the regulations thereunder with the offer and sale of the Securities pursuant to the Offering Statement;

(e) The Company maintaining a PCAOB registered firm of independent certified public accountants acceptable to Digital Offering and the Company, including, without limitation, the Company’s existing auditor (which Digital Offering agrees is acceptable), which will have responsibility for the preparation of the financial statements and the financial exhibits to be included in the Offering Statement, it being agreed that the Company will continue to engage a PCAOB registered accounting firm of comparable quality (as may be determined by the Company’s audit committee or board of directors) for a period of at least three years after the Closing so long as the Company is required to file reports with the SEC during such period;

(f) The Company maintaining a transfer agent that is FAST eligible for the Company’s Securities reasonably acceptable to Digital Offering and continuing to retain such transfer agent for a period of two (2) years after the Closing;

7. Indemnification, Contribution, and Confidentiality. The Company agrees to indemnify Digital Offering and its controlling persons, representatives, and agents in accordance with the indemnification provisions set forth in Appendix I hereto, and the parties agree to the confidentiality provisions of Appendix II hereto, all of which are incorporated herein by reference. These provisions will apply regardless of whether the Offering is consummated.

8. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Company and Digital Offering agree that any dispute concerning this Agreement shall be resolved exclusively through binding arbitration before FINRA pursuant to its arbitration rules. Arbitration will be venued in Collier County, Florida, USA (the “Agreed Forum”). Each of the Company and Digital Offering agree that the Agreed Forum is not an “inconvenient forum” for proceedings hereunder, and each hereby agree to the personal jurisdiction of the Agreed Forum and that service of process by mail to the address for such party as set forth in this letter (or such other address as a party hereto shall notify the other in writing) constitute full and valid service for such proceedings.

9. Limitation on Liability. Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither Digital Offering nor its affiliates, and the respective officers, directors, employees, agents, and representatives of Digital Offering, its affiliates and each other person, if any, controlling Digital Offering or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein in an amount excess of the actual fees paid to Digital Offering hereunder.

10. Announcement of Offering. If the Offering is consummated, Digital Offering may, at its own expense, place a customary announcement in such newspapers and periodicals as Digital Offering may desire announcing the closing of the Offering, the name of the Company, the securities issued and the gross proceeds of the Offering. The parties agree that any such announcement will be subject to the prior written approval of the Company prior to dissemination by Digital Offering and that such approval will not be unreasonably withheld.

11. Advice to the Board. The Company acknowledges that any advice given by us to you is solely for benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent.

12. Other Engagements. Nothing in this Agreement shall be construed to limit the ability of Digital Offering or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory, or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information under Appendix II of this engagement letter.

13. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

14. Successors and Assigns. The benefits of this Agreement shall inure to the Parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the Parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Digital Offering nor the Company shall assign to an unaffiliated third party any of its obligations hereunder.

15. Counterparts. For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same Agreement. Such counterparts may be delivered by one party to the other by facsimile, portable document format (“PDF”) or other electronic transmission, and such counterparts shall be valid for all purposes.

[REMAINDER OF PAGE LEFT BLANK – SIGNATURES FOLLOW]

We look forward to working with you toward the successful conclusion of this engagement and developing a long-term relationship with the Company.

Very truly yours,

DIGITAL OFFERING LLC

By:	/s/ Gordon Mcbean
Name: Gordon Mcbean
Title: CEO

Agreed to and accepted as of the date first above written

REMEMBRANCE GROUP, INC.

By:	/s/ Dennis L. Smith
Name: Dennis L. Smith
Title: CEO

APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

Capitalized terms used in this Appendix shall have the meanings ascribed to such terms in the Agreement to which this Appendix is attached.

The Company agrees to indemnify and hold harmless Digital Offering and its respective affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents, including any and all Soliciting Dealers, and controlling persons (Digital Offering and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Digital Offering of the services contemplated by or the engagement of Digital Offering pursuant to this Agreement and will promptly reimburse any Indemnified Party on demand for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without the Company’s prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Digital Offering’s willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Digital Offering pursuant to, or the performance by Digital Offering of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Digital Offering’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnified Party pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Digital Offering on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and Digital Offering, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Digital Offering of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering bear to the fees paid or to be paid to Digital Offering under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that Digital Offering shall not be required to contribute any amount in excess of the amount by which fees paid to Digital Offering hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Digital Offering has otherwise been required to pay.

The Company agrees that without the prior written consent of Digital Offering, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which Digital Offering or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Digital Offering on a monthly basis for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

APPENDIX II

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY

Capitalized terms used in this Appendix shall have the meanings ascribed to such terms in the Agreement to which this Appendix is attached.

In connection with the activities of Digital Offering on behalf of the Company as set forth in the engagement agreement to which this Appendix is attached (the “Agreement”), the Company will furnish Digital Offering with all financial and other information regarding the Company that Digital Offering reasonably believes appropriate to its engagement (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to, collectively with the Placement Materials, as the “Confidential Information”). The Company will provide Digital Offering with access to the officers, directors, employees, independent accountants, legal counsel, and other advisors and consultants of the Company. The Company recognizes and agrees that Digital Offering (i) will use and rely primarily on the Confidential Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Confidential Information or such other information, (ii) does not assume responsibility for the accuracy or completeness of the Confidential Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

Digital Offering will maintain the confidentiality of the Confidential Information during the Term of this Agreement and following the termination or expiration of the Term and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only to its officers, employees, legal counsel, and authorized representatives, as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that Digital Offering is legally required to make disclosure of any of the Confidential Information, Digital Offering will: (i) give prompt notice to the Company prior to such disclosure, to the extent that Digital Offering can practically do so, (ii) reasonably assist the Company at the Company’s cost in seeking a protective order or other relief from the disclosure of the Confidential Information and (iii) if compelled to disclose Confidential Information, limit such disclosure to only those matters which it is compelled to disclose.

The term “Confidential Information” does not include information which (i) is or thereof by Digital Offering or any Investor; (ii) was available on a non-confidential basis prior to its disclosure; or (iii) becomes available on a non-confidential basis from a third party source who is not known to be under a confidentiality obligation.

Notwithstanding the foregoing, Digital Offering, as a FINRA Member Firm, shall be permitted to retain one copy of any Confidential Information provided hereunder to the extent required by its compliance procedures and may disclose such Confidential Information to representatives of FINRA or the SEC, to the extent required by applicable rules and regulations of such regulatory bodies, without prior notice to the Company.

Nothing in this Agreement shall be construed to limit the ability of Digital Offering or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not Confidential Information for purposes hereof.

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